Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Company’s previously filed Registration Statements (File Numbers 333-131314, 333-128173, 333-128875, 333-128873 and 33-11828) our report dated August 25, 2006, relating to the consolidated balance sheets of the Company as of April 30, 2006 and 2005 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the three years ended April 30, 2006, 2005 and 2004 respectively, appearing in the Company’s Form 6-K filed on August 31, 2006 (File No. 000-21978).

/s/ BDO Stoy Hayward LLP
________________________
BDO Stoy Hayward LLP
London, England

November 14, 2006